Exhibit 10.33

DECLARATIONS

ITEM 1 - INSURED

New Skies Satellites B.V. and/or associated, and/or subsidiary companies now or hereafter constituted (the “Insured”),

ITEM 2 - INSURED’S ADDRESS

Rooseveltplantsoen #4
2517 KR Den Haag
The Netherlands

ITEM 3 - LOSS PAYEE

Loss under this Policy shall be adjusted with New Skies Satellites B.V. and the claim payable to its order.

ITEM 4 - POLICY PERIOD

From 1 November 2004 to 1 November 2005 both dates at 00.01 Local Standard Time at the Insured’s Address above (the “Policy Period”).

ITEM 5 - DEDUCTIBLE

In respect of Partial Loss(es), Insurers shall have no liability under this Policy for the first USD 5,000,000 of any and all Partial Loss(es) in the aggregate during the Policy Period (the Deductible) for each and every Satellite except for NSS 703 where the Deductible will be USD 7,500,000 of any and all Partial Loss(es) in the aggregate during the Policy Period.

ITEM 6 - SUM INSURED

The maximum amount payable for each Satellite covered under this Policy shall be the sum stated in Attachment A of this Policy, declining in accordance with the attached schedule. For each Satellite, the applicable Sum Insured will be the sum expressed in the Schedule of Satellites (Net Book Values USD) under Attachment A of this Policy. The date of the occurrence giving rise to the Loss will be the date for determining the applicable Sum Insured in the Schedule of Satellites.

ITEM 7 - ATTACHMENT OF RISK

Risk of loss under this Policy attaches for NSS 703, NSS-5 and NSS 806 at commencement of the Policy Period and for NSS-7 on 17 April 2005. Attachment of Risk for NSS-7 is subject to acceptance by Insurers, as of 17 April 2005, of a satisfactory health status report.

ITEM 8 - TERMINATION OF RISK

Risk of loss for each Satellite separately shall terminate upon the earliest of the following:

a)                                      when the Satellite is agreed to be a Total Loss or a Constructive Total Loss; or

b)                                     upon expiry of the Policy Period; or

c)                                      when agreed claims equal the applicable Sum Insured.

ITEM 9 - PREMIUM

As consideration for the coverage provided by the Insurers to the Insured under this Policy, the Insured shall pay to Insurers a Premium of USD 7,184,379 calculated at 2.75% (NSS 703, NSS 5 and NSS 806) and 2.50% (NSS 7) on the average Sum Insured for each Satellite annual and pro rata.

Premium payable in three instalments as follows:

1 December 2004: USD 1,914,549

1 March 2005: USD 3,829,099

17 May 2005: USD 1,440,731

The first two instalments are for NSS 703, NSS 5 and NSS 806. The third instalment is for NSS 7.

In the event of an agreed claim arising hereunder which exceeds the premium paid the balance of the full annual premium for each individual Spacecraft separately shall become payable forthwith.

INSURING AGREEMENTS

In consideration of payment of the Premium and in reliance upon the statements in the Declarations and in the Underwriting Information provided to Insurers, all of which is made a part hereof, and subject to all the terms, conditions, limitations and exclusions of this Policy, the Insurers agree with the Insured as follows for each Satellite separately:

(a)                                  In the event of a Total Loss or Constructive Total Loss between Attachment of Risk and Termination of Risk caused by damage to or failure or loss of any of the Satellite, due to an occurrence between Attachment of Risk and Termination of Risk, to pay the Insured the applicable Sum Insured as set forth in Attachment A; or

(b)                                 In the event of a Partial Loss between Attachment of Risk and Termination of Risk caused by damage to or failure or loss of any of the Satellites, due to an occurrence between Attachment of Risk and Termination of Risk, to pay the Insured as provided in Definition 5 (Partial Loss).

(c)                                  In the event of a Total Loss or Constructive Total Loss, the Insured shall have the option to claim a Partial Loss under this Policy in lieu of such Total Loss or Constructive Total Loss. In the event the option is exercised by the Insured the Insured shall not claim for a Total Loss or Constructive Total Loss arising from the same event.

(d)                                 If there is a Loss for which a claim is payable under this Policy and such Loss, within reasonable time, could be satisfactorily corrected or compensated for by additional ground installations, procedural changes, software development and/or any other means, the Insurers shall, at their choice either:

(i)                                     pay the claim to the Insured as set forth in (a), (b) or (c) above;
or

(ii)                                  bear all necessary costs and expenses incurred by the Insured as a result of the corrective measures.

(e)                                  The total amount paid for claims under this Policy shall not exceed the applicable Sum Insured. However, in the event that the Insurers opt for taking corrective measures as provided in Insuring Agreement (d) which fail to achieve satisfactory correction of, or compensation for the Loss, Insurers will bear all costs and expenses related to the corrective measures including without limitation those agreed under Insuring Agreement (d) above in addition to the applicable Sum Insured or, in the event of Partial Loss, in addition to the amount of indemnification for that Loss.

(f)                                    In the event of a Loss under this policy where, consistent with the Insured’s intended commercial communications purposes, a Satellite can be operated in any one of several Transponder configurations, the configuration to be used in calculating the loss of Transponder Unit Year shall be that which minimizes the claim.

(g)                                 A Partial Loss, Constructive Total Loss or Total Loss shall be deemed as not having occurred unless such Partial Loss, Constructive Total Loss or Total Loss has manifested itself by telemetry data or lack thereof, or any other ground measurement, recorded between Attachment of Risk and Termination of Risk. The Insured, after exercising reasonable judgment, must reasonably demonstrate that after using all available redundancy and/or margins, the Satellite, or partially failed portion thereof, cannot be used for its intended communications purposes.

DEFINITIONS

1.                                      CONTRACT

“Contract” shall mean, as the case may be, one or more of the following documents, as they may be further amended from time to time. However, such amendments are subject to Insurer’s rights under Conditions 7 and 20.

a)                                      Contract Number INTEL-683 dated 4 October 1988 with Amendments 1 through 14.

b)                                     Contract Number INTEL-1216 dated 30 September 1992 with Amendments 1 and 10.

c)                                      Contract Number lNTEL-955 dated 11 July 1989 with Amendments 1 and 2.

d)                                     Contract Number NSS-1-09-99 dated 1 September 1999 with Amendments 1 and 2.

2.                                     TRANSPONDER UNIT - YEAR

“Transponder Unit-Year” for each Satellite shall mean the operation of one Transponder Unit in accordance with the Satellite Performance Specifications for one year. For the purposes of this Policy:

a)                                      The NSS 703 Satellite shall be deemed to have a maximum of 64.0 Transponder Unit-Years, being sixty-four (64) Transponder Units operating for 1.0 years from 1st November 2004.

b)                                     The NSS 5 Satellite shall be deemed to have a maximum of 226.2 Transponder Unit-Years, being seventy-eight (78) Transponder Units operating for 2.9 years from 1st November 2004.

c)                                      The NSS 806 Satellite shall be deemed to have a maximum of 142.8 Transponder Unit-Years, being forty-two (42) Transponder Units operating for 3.4 years from 1st November 2004.

d)                                     The NSS 7 Satellite shall be deemed to have a maximum of 873.0 Transponder Unit-Years, being ninety-seven (97) Transponder Units operating for 9.0 years from 17 April 2005, subject to confirmation by Insurers based on a satisfactory health status report as of 17 April 2005.

3.             TRANSPONDER UNIT

a)                                     “Transponder Unit” for NSS 703 Satellite shall mean a Transponder with 36 MHz or 41 MHz of usable bandwidth, or one-half of a Transponder with 72 MHz or 77 MHz of usable bandwidth, or one-third of a Transponder with 112 MHz of usable bandwidth.

There are a total of sixty-four (64) Transponder Units on NSS 703 Satellite, consisting of ten (10) 36 MHz or 41 MHz Transponders, twenty-one (21) 72 MHz or 77 MHz Transponders, and four (4) 112 MHz Transponders.

b)                                    “Transponder Unit” for NSS 5 Satellite shall mean a Transponder with 36 MHz or 41 MHz of usable bandwidth, or one-half of a Transponder with 72 MHz or 77 MHz of usable bandwidth, or one-third of a Transponder with 112 MHz of usable bandwidth.

There are a total of seventy-eight (78) Transponder Units on NSS 5 Satellite, consisting of twelve (12) 36 MHz or 41 MHz Transponders, thirty (30) 72 MHz or 77 MHz Transponders, and two (2) 112 MHz Transponders.

c)                                     “Transponder Unit” for NSS 806 Satellite shall mean a Transponder with 36 MHz or 41 MHz of usable bandwidth, or one-half of a Transponder with 72 MHz or 77 MHz of usable bandwidth.

There are a total of forty-two (42) Transponder Units on NSS 806 Satellite, consisting of twenty (20) 36 MHz or 41 MHz Transponders and eleven (11) 72 MHz or 77 MHz Transponders.

d)                                    “Transponder Unit” for NSS 7 Satellite shall mean a Transponder with 36 MHz of usable bandwidth or two-thirds of a Transponder with 54 MHz or 62 MHz of usable bandwidth and one-half of a Transponder with 72 MHz of usable bandwidth.

There are a total of ninety-seven (97) Transponder Units on NSS 7 Satellite, consisting of fifty-four (54) 54 MHz or 62 MHz Transponders and eight (8) 72 MHz Transponders, subject to acceptance by Insurers of a satisfactory health status report as of 17 April 2005.

4.             CONSTRUCTIVE TOTAL LOSS

“Constructive Total Loss” shall mean, for NSS 703, NSS-5 and NSS 806 Satellites separately, the Satellite suffers or will suffer Transponder Failure resulting in a loss of one hundred percent (100%) of its Transponder Unit-Years, relative to the maximum number of Transponder Unit-Years as set forth in Definition 2 (Transponder Unit -Year). In respect of the NSS-5 batteries

Constructive Total Loss of the Satellite shall mean the loss of seventy-five percent of the end of life power budget performance which is 4032.2 Watts.

“Constructive Total Loss” shall mean for NSS 7 the Satellite suffers or will suffer Transponder Failure resulting in a loss of seventy-five percent (75%) or more of its Transponder Unit Years, relative to the maximum number of Transponder Years as set forth in Definition 2 (Transponder Unit-Year).

5.             PARTIAL LOSS

“Partial Loss” shall mean, for NSS 703, NSS-5 and NSS 806 Satellites separately, the Satellite suffers or will suffer Transponder Failures resulting in the loss of less than one hundred percent (100%) of its maximum Transponder Unit-Years as stated in Definition 2 (Transponder Unit -Year) of this Policy.

“Partial Loss” shall mean, for NSS-7 the Satellite suffers or will suffer Transponder Failures resulting in the loss of less than seventy-five percent (75%) of its maximum Transponder Unit-Years as stated in Definition 2 (Transponder Unit -Year) of this Policy.

The payment afforded under this Policy for a Partial Loss shall be determined by multiplying the applicable Sum Insured by the proportion of Transponder Unit-Years lost to the maximum Transponder Unit-Years as stated in Definition 2 (Transponder Unit-Year).

In the event the Insured claims a Partial Loss for which the foregoing does not apply, the Insured will clearly establish the alternative basis for such claim for such loss of Transponder Unit-Years.

For the avoidance of doubt there is no Partial Loss coverage in respect of the NSS-5 batteries.

In all cases, the amount of indemnity for Partial Loss will be adjusted to eliminate any duplicative recovery for loss.

6.             SATELLITE

“Satellite” shall mean the NSS-703 telecommunications spacecraft manufactured by Space Systems/Loral, NSS-5 and NSS-806 telecommunications spacecraft manufactured by Martin Marietta Overseas Corp. and NSS-7 telecommunications spacecraft manufactured by Lockheed Martin Corporation under Contracts identified in Definition 1.

7.             SATELLITE PERFORMANCE SPECIFICATIONS

“Satellite Performance Specifications” shall mean the specifications set forth in the relevant Contracts identified in Definition 1 applying to NSS 703, NSS 5, NSS 806 and NSS 7 Satellites, and such waivers or amendments thereto as may from time to time be executed. Amendments to Satellite Performance Specifications are subject to Insurer’s rights under Condition 20.

8.             TOTAL LOSS

“Total Loss” shall mean:

a)                                      the complete loss, destruction, or failure of a Satellite; or

b)                                     other than for lack of fuel a Satellite cannot maintain its designated geostationary orbital location including the orbit’s angle of inclination relative to the equator in accordance with the Satellite Performance Specifications such that the Satellite cannot be used for its intended commercial communications purpose.

9.             TRANSPONDER

“Transponder” shall mean that combination of connected elements within the overall communications subsystem of the Satellite that taken together provide a discrete reception and re-transmission capability.

10.          TRANSPONDER FAILURE

“Transponder Failure” shall mean:

a)                                      The Transponder permanently (including permanently intermittently) fails to operate in accordance with the Satellite Performance Specifications or will fail to operate in accordance with the Satellite Performance Specifications throughout any period including eclipse, for any reason or cause not expressly excluded in this policy; and

b)                                     the Insured, using reasonable judgment, and after examining all technical alternatives for correcting the failure, demonstrates that as a result thereof such Transponder cannot be used for its intended commercial communications purposes after use of all applicable and available redundancy and spare components within the applicable band.

11.          UNDERWRITING INFORMATION

“Underwriting Information” shall mean, for each Satellite, the documentation with respect to each Satellite provided to Insurers by the Insured and/or Satellite manufacturer.

12.          LOSS

“Loss” shall mean Total Loss, Constructive Total Loss and/or Partial Loss, depending on the context in which it is used.

CONDITIONS

1.             DECLARATIONS

By acceptance of this Policy, the Insured agrees that the statements in the Declarations are its agreements and representations, that this Policy is issued in reliance upon such agreements and the truth of such representations and that this Policy embodies all agreements existing between the Insured and the Insurers relating to this Policy.

2.             CHANGES

Notice to or knowledge possessed by any agent or other person shall not effect a waiver or change in any part of this Policy nor stop the insurers or the Insured from asserting any rights under the terms of this Policy. The terms of this Policy may be waived or changed only upon mutual agreement between the Insured and the Insurers and evidenced by an endorsement issued to form a part hereof.

3.             NOTICE OF LOSS/PROOF OF LOSS

In the event of a Loss or an occurrence likely to result in a claim under this Policy, the Insured shall:

a)                                      Give a written notice of such Loss or occurrence (a “notice of loss”) as soon as possible to Insurers.  Such notice shall contain sufficient particulars to identify the Insured and all reasonably obtainable information describing the circumstances of the Loss or occurrence.  In no event shall notice of loss be provided later than thirty (30) days after the Chief Financial Officer and/or Chief Technical Officer of the Insured (or the person acting in such capacity) has been notified of the Loss or occurrence.

b)                                     File a sworn proof of loss with the Insurers as soon as practicable in such form and including such information as Insurers may reasonably require and request (“proof of loss”).  In no event shall the proof of loss be filed more than one hundred and eighty (180) days following the notice of loss. The proof of loss shall state the date, time, and nature of the Loss and most probable cause of each occurrence which results in a claim under this Policy. The proof of loss shall be signed by the Chief Financial Officer, Chief Technical Officer or a Vice President of the Insured and shall be notarized.  Insurers shall be entitled to have access to technical information in accordance with Condition 19.

c)                                      No claim will be recognized under this Policy, unless the Insured files the proof of loss within two hundred and ten (210) days following Termination of Risk for the affected Satellite.

4.             CLAIMS PAYMENT

Any claims payment due under this Policy shall be paid to the Insured within sixty (60) days after the insurers agree with the proof of loss filed by the Insured which agreement shall not be unreasonably withheld or unduly delayed.

5.             DUE DILIGENCE

The Insured shall use due diligence and shall do and concur in doing all things reasonably practicable to avoid or diminish any Loss under this Policy and shall act at all times as if uninsured.

6.             FRAUD OR MISREPRESENTATION

This Policy shall be null and void if the Insured knowingly conceals or misrepresents, in writing or otherwise, any material facts or circumstances concerning this Policy or the subject matter of this Policy. This Policy shall be void if the Insured defrauds or attempts to defraud the Insurers on any matter concerning this Policy whether before or after Loss.

7.             SUBROGATION

To the extent of any claim payment under this Policy, the Insurers shall be subrogated to all of the Insured’s rights of recovery thereof against any person or organization. The Insured shall execute and deliver instruments and papers and do whatever else is necessary, at Insurers’ expense, to secure such rights and shall do nothing after Loss to prejudice such rights. The Insured shall cooperate with the Insurers, and upon the Insurers’ request, shall assist in effecting settlement, securing evidence, obtaining attendance of witnesses and in the conduct of suit, and any expenses incurred upon such request of the Insurers shall be paid by the insurers.

To the extent the Insured has waived rights of recovery in writing before inception of the Policy Period, Insurers shall not acquire any rights of recovery against Arianespace and/or any other launch service provider (if applicable) Space Systems/Loral, Matra Marconi Space, Martin Marietta Overseas Corporation, Lockheed Martin Corporation, Intelsat LLC, their successors-in-interest, contractors, subcontractors and suppliers at every tier, and the officers, directors, employees, agents, and servants of any of them, or any entity or person with whom the Insured has agreed in writing to waive rights of recovery before the inception of the Policy Period, nor shall such waiver affect the Insured’s right to recover under this Policy. The Insurers agree that they will not exercise such rights of subrogation against any subsidiary company of the Insured. The Insured agrees to waive no further rights of the prior consent of the Insurers, which consent shall not be unreasonably withheld.

8.             CANCELLATION

This Policy may be voided or cancelled as may be allowed under the provisions of this Policy or by mutual agreement between the Insured and the Insurers, except that the Insurers may cancel this Policy for non-payment of Premium, in which event Insurers shall give to the Insured written notice of cancellation stating that unless payment of the Premium is made within fifteen business (15) days such cancellation shall be effective only in respect of the Satellite for which the Premium is unpaid. In the event the insured pays the due Premium in full within the notice period, the applicable notice of cancellation by the Insurers shall cease to have force or effect.

At the Insured’s option this Policy may be cancelled effective 1st March 2005. Such cancellation shall be at pro-rata policy terms subject no losses hereunder. In the event of a loss exceeding the premium paid, the full annual premium shall be earned for the relevant Satellite.

9.             ARBITRATION

If the Insured and the Insurers fail to agree on a claim under this Policy within sixty (60) days of filing by the Insured of the proof of loss in accordance with Condition 3(b) or if the parties fail to agree as to any other matter regarding this Policy, either party may demand that such dispute be finally settled under the commercial arbitration rules of the American Arbitration Association by three arbitrators appointed in accordance with its rules. The arbitration proceedings shall be conducted in Washington, D.C U.S.A. The arbitration resolution shall be final and binding upon the parties and judgement may be entered thereon, upon the application of either party, by any competent court having jurisdiction. Each party shall bear the cost of preparing and presenting its case, and the cost of arbitration, including the fees and expenses of the arbitrators, will be shared equally by the parties unless the resolution provides otherwise

10.          APPLICABLE LAW

This Policy shall be governed by and construed in accordance with the laws of the State of New York.

11.          ACTION AGAINST INSURERS

No action for payment under this Policy shall lie against Insurers unless the Insured has fully complied with all the terms of this Policy and until sixty (60) days after the Insured has filed a proof of loss with the Insurers in accordance with Condition 3(b) above.

12.          TITLES

The titles of the various sections and paragraphs of this Policy, and of any endorsements or supplemental agreements now or hereafter attached to this Policy, are inserted solely for convenience and shall not be deemed to limit or otherwise affect the terms contained in the paragraphs to which they relate.

13.          ASSIGNMENT

The Insurers will not be bound by any assignment of interest under this Policy unless the insured obtains the written agreement of the Insurers prior to the assignment.

14.          ABANDONMENT

In the event of a Loss there can be no abandonment of any property to the Insurers unless the Insurers give their prior written consent.

15.          OTHER INSURANCE

If there is any other valid insurance secured on behalf of, or for the benefit of, the Insured in respect of the coverage provided under this Policy this Policy shall pay claims in the ratio that the Sum Insured under this Policy bears to the whole amount of all valid and collectible insurance, unless such additional coverage has been specifically agreed to by insurers hereon. The terms and conditions of any other insurance secured by the Insured shall have no detrimental effect on the Insurers’ rights and privileges under this Policy and shall not affect the Insured’s duties and obligations under this Policy. This condition is not intended to preclude the obtaining of excess insurance or of insurance to cover risks not within the period between Attachment and Termination of Risk hereunder.

16.          RETURN OF LOSS PAYMENT

Should a claim payment be made under this Policy and, because of subsequent events, the Insured and the Insurers both agree that such payment should have been reduced or eliminated, the Insured shall return to the Insurers, within thirty (30) days of such agreement to reduce or eliminate the claim, the difference between the amount of the claim paid and the subsequently agreed claim. The Sum Insured for that Satellite will be reinstated to the extent of the returned claim payment. Reasonable sums expended by the Insured as a result of making good the Loss shall be included in the agreed claim.

17.                SALVAGE / POST LOSS ADJUSTMENTS

In the event that the Insurers pay a claim for a Total Loss or Constructive Total Loss for a Satellite under this Policy, Insurers shall have the sole right to receive the maximum benefit of salvage from the affected Satellite, including the right to take title to the affected Satellite subject to compliance with applicable law.

If the Insurers elect to take title to the Satellite for which a claim for Total Loss or Constructive Total Loss is paid hereunder, then the Insured shall provide to the Insurers all documentation necessary to operate the Satellite and all information necessary to enable the Insurers to sell the Satellite to a third party.

In the event that the Insurers decide not to exercise their right, in accordance with the above, to take title to a Satellite, and subsequently the Insured sells or other wise disposes of its rights over the operational part of the Satellite to a third party, the Insurers shall be entitled to recovery of their Loss payment from the proceeds of such sale or disposition, in no event shall the recovery of Loss payment exceed the amount of Loss paid to the Named Insured by Insurers.

In the event that the Insurers pay a claim for a Partial Loss for a Satellite under this Policy and the Insured subsequently derives revenue from (i) the operation of the portion of the Satellite for which such claim has been paid or (ii) the operation of the Satellite at a performance level for which such claim has been paid, Insurers will be entitled to the recovery of such payment by the return of 10% of gross revenue earned on the operation of the applicable portion of the Satellite or the operation of the Satellite at the applicable performance level. Any recovery of Loss payment shall not exceed the amount of Loss paid to the Insured by the Insurers.

Notwithstanding the provisions of Condition 4, claim payment for a Total Loss Constructive Total Loss or Partial Loss shall not be due unless the Insured has fulfilled all its obligations and an agreement has been reached with Insurers, with regard to this Condition 17.

18.          USE OF SATELLITE AFTER LOSS PAYMENT

In the event that Insurers choose not to seek salvage and/or not to take title to Satellite for which a payment for Total Loss, or Constructive Total Loss or Partial Loss has been paid, the Insured may use the affected Satellite or the affected Transponder(s) for scientific and/or testing and/or demonstration and/or incidental communications purposes which do not derive revenue and/or provide equivalent goods or services for use of the affected Satellite or Transponder(s) for the Insured, and such use shall not reduce payments for Loss hereunder to the Insured.

19.          ACCESS TO TECHNICAL INFORMATION

The Insured shall use its reasonable best efforts to respond to all reasonable and specific requests regarding orbital and performance information available to the Insured related to risk of loss under this Policy.

In the event that notice of loss is filed under this Policy, the Insured will, at the Insurers’ request, do the following:

(a)                                conduct review sessions with Insurers to discuss any issue relating to any Loss; and

(b)                               use its reasonable best efforts to secure Insurers access to all information used in or resulting from any investigation or review of the cause or effects of the Loss or failure; and

(c)                                make available for inspection and copying all information necessary to establish the Loss, or the amounts of any salvage, and verify the accounting methods employed to compute any return of any recovery of Loss payment.

To the extent that any information requested by the Insurers in accordance with this Condition 19 is subject to non-disclosure agreements, or proprietary information provisions, or disclosure restrictions under any export license issued by the United States Government, the Insured shall use its reasonable best efforts to obtain a release from the appropriate other party, including the Satellite manufacturer, to provide such information. Inability to provide such information due to export license restrictions shall not prejudice the Insured’s and insurer’s rights under this Policy.

20.          MATERIAL CHANGES

If the Insured shall:

(a)                                  waive or modify in a material way the technical specifications or requirements of the Contracts, or

(b)                                 become aware of a material change in any of the Underwriting Information provided to the Insurers, or

(c)                                  change, revise, or amend the Contracts in writing, or

(d)                                 become aware of a failure or anomaly likely to increase risk of loss;

the Insured shall promptly notify Insurers of such waiver, modification, change, revision, amendment, failure or anomaly. Insurers shall thereafter have the right to review all of the terms and conditions of this Policy with the Insured and, to the extent the waiver, revision, modification, change, amendment, failure or anomaly, in the insurers’ reasonable opinion, results in a material change in risk of loss or material change in insurable interest under this Policy, to renegotiate the affected terms or eliminate their participation under this Policy.

If the Insured does not so notify Insurers, any Loss resulting directly from the subject of such waiver, modification, change, revision, amendment, modification, failure or anomaly shall not be covered under this Policy.

Total Loss, Constructive Total Loss, Partial Loss or change in the operating status or condition of the Satellite which occurs after Attachment of Risk will not be considered a material change for that Satellite under this Condition 20, meaning that the rights of review, renegotiation and elimination of participation described above will not apply to such events.

21.          CONFIDENTIALITY

All information of any nature provided by the Insured to the Insurers pursuant to the Policy is proprietary to the Insured and confidential. It is supplied under the conditions set forth in the confidentiality agreement in force between the Insured and Insurers at Attachment of Risk.

22.          NOTICES

All notices, requests, filings and other communications shall be in writing and shall be effective when sent by electronic mail, registered mail, received by facsimile or hand delivered, at the following addresses:

a)              If sent to the Insured:

New Skies Satellites B.V.

Rooseveltplantsoen #4

2517 KR Den Haag

Netherlands

Attention: Chief Financial Officer

Telephone: 31-703-06-4100

Facsimile: 31-703-06-4255

With a copy to International Space Brokers at address below:

b)             If sent to Insurers by the Insured:

c/o International Space Brokers

1300 Wilson Boulevard

Suite 990

Rosslyn, VA 22209 U.S.A.

Telephone: 703-841-1334

Facsimile: 703-841-0525

or to such other address as may be designated in writing

23.          COMPLIANCE

All requirements or obligations of the Insured under this policy to provide information documentation, or other materials; respond to questions or requests for information; or transfer title to or control of the Satellite, may be subject to US export control laws, regulations and policies and US Government approvals.  Inability of the Insured to obtain such approvals, or delays in the timely delivery of any data or information required under this Policy due to the US Government approval process, shall not effect the Insured’s or insurer’s rights under this Policy.

The Insured warrants that it will exercise reasonable best efforts to cause the Satellite manufacturer to obtain all necessary licenses/approvals in order to comply with all requirements and obligations under this Policy to provide such information or materials and respond to questions or requests for information.

24.          INSPECTION AND AUDIT AND INFORMATION

The Insurers, through their authorised representative, shall be permitted to inspect the records of the Insured pertaining to the subject matter of this insurance at all reasonable times during the Policy Period, and if a Proof of Loss is filed pursuant to this Policy, for 3 years after the expiration or termination of this Policy.

25.          CONFORMITY CLAUSE

It is understood and agreed that wheresoever the words “Underwriters” and “Assured” appear herein, the same shall be deemed to read “Insurers” and “Insured” respectively.

26.          SERVICE OF SUIT

It is agreed that in the event of failure of the Insurers hereon to pay any amount claimed to be due hereunder, the Insurers hereon, at the request of the Insured, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Condition constitutes or should be understood to constitute a waiver of Insurers’ rights to commence an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States or the District of Columbia, U.S.A. It is further agreed that service of process in such suit may be made upon:

Mendes & Mount

750 Seventh Avenue,

New York,

NY 10019-6829

U.S.A.

and that in any suit instituted against any one of them upon this contract, Insurers will abide by the final decision of such court or any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Insurers in any such suit and/or upon the request of the Insured to give a written undertaking to the Insured that they will enter a general appearance upon Insurers’ behalf in the event that such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Insurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designate the above as the person to whom the said officer is authorized to mail such process or a true copy thereof.

27.          SPECIAL CANCELLATION CLAUSE

1.              It is a condition precedent upon all subscribing (Re)Insurers who participate in this placement that each individual subscribing (Re)Insurer shall at all times during the period of this Policy maintain an Insurer Financial Strength (IFS) rating from Standard & Poor’s Rating Group (“S&P”) equal to or greater than BBB+.

2.              In the event of an explicit downgrading by S&P to a IFS rating lower than BBB+ or inferior to that which was applied by S&P at the commencement of this placement by two or more notches, then at its sole option the (Re)Insured may elect to cancel the participation of that individual subscribing (Re)Insurer. The effective date of such cancellation shall be determined at the sole discretion of the (Re)Insured provided that the date so determined shall not be earlier than the date upon which the relevant downgrading by S&P was announced.

3.              With regard to any Lloyd’s Underwriters participating hereunder the rating applicable to each individual Lloyd’s Underwriter shall be the S&P IFS rating applicable to the Lloyd’s Corporation as a whole at the commencement of this placement.

4.              The (Re)Insured may also elect to cancel the participation of any individual subscribing (Re)Insurer that Ceases Underwriting. Ceases Underwriting shall mean that an (Re)Insurer publicly announces that it will not accept any new space business. The effective date of such cancellation shall be determined at the sole discretion of the (Re)Insured provided that the date so determined shall not be earlier than the date upon which the relevant (Re)Insurer ceased underwriting.

5.              The liability of such (Re)Insurer hereunder shall cease outright at the date of cancellation other than in respect of losses which have occurred prior to the date of cancellation. The premium due to such (Re)Insurer shall be calculated at pro rata of the earned premium, and any unearned premium shall be returned to the (Re)Insured within 30 days of such cancellation becoming effective, provided no claim or occurrence has arisen and become payable under this placement in respect of such satellite.

EXCLUSIONS

This Policy does not apply to any Loss caused by or resulting from:

1.                                       War, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(a)                                  any government or sovereign power (de jure or de facto), or

(b)                                 any authority maintaining or using a military, naval or air force, or

(c)                                  a military, naval or air force, or

(d)                                 any agent of any such government, power, authority or force.

2.                                       Any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams.

3.                                       Insurrection, strikes, labour disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government authority in hindering, combating or defending against such an occurrence whether there be a declaration of war or not.

4.                                       Confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise and/or whether civil, military or de facto), or public authority.

5.                                       Nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such Loss or damage be direct or indirect, except for radiation naturally occurring in the space environment.

6.                                       Electromagnetic or radio frequency interference, except for physical damage to a Satellite or any Transponder directly resulting from such interference.

7.                                       Willful or intentional acts of the Insured or of any person authorized by the Insured to have access to a Satellite, except for acts of employees of the Insured or persons acting outside the scope of their authority, intended to cause Loss or failure of a Satellite(s).

8.                                       Any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the Loss or damage resulting therefrom is accidental or intentional.

Unlawful seizure, unlawful interference or wrongful exercise of control of a Satellite, including any attempt at such seizure, interference or exercise of control without the consent of the insured.

9.                                       The failure of Rate Measuring Assembly (RMA) 1 on NSS 806, but only in the event that RMA 2 is determined to have been failed at the point in time at which RMA 1 fails.

10                                    Losses arising from the Low Voltage Bus Converter (LVBC) 1 on NSS 5, but only in the event LVBC 2 is found to have failed at the point at which LVBC 1 fails.